UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 6, 2004

BIO-REFERENCE LABORATORIES, INC.

(Exact name of registrant as specified in its charter)

New Jersey
(State or other jurisdiction of incorporation)

0-15266	22-2405059
(Commission File Number)	(IRS Employer Identification Number)

481 Edward H. Ross Drive, Elmwood Park, New Jersey	07407
(Address of principal executive office)	(Zip Code)

201-791-2600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Bio-Reference Laboratories, Inc.

Form 8-K – December 6, 2004

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On December 6, 2004, the Registrant’s Compensation Committee and its Board of Directors adopted and approved an Employment Agreement (the “Employment Agreement”) between the Registrant and its President and Chief Executive Officer, Marc Grodman. The Employment Agreement, pursuant to which Dr. Grodman is employed as the Registrant’s President and Chief Executive Officer, is for a seven year term commencing effective on the first day of the Registrant’s current fiscal year and continuing through October 31, 2011. Dr. Grodman has the right to elect to cancel the Employment Agreement effective at the end of any calendar month commencing October 31, 2008 on not less than 90 days prior written notice, subject to a six month non-competition restriction in the event he exercise his cancellation right. The Employment Agreement is automatically renewable for additional two (2) year periods subject to the right of either party to elect not to renew at least six months prior thereto.

The Employment Agreement provides Dr., Grodman with minimum annual base compensation of $750,000 subject to annual increases to the extent of annual percentage increases in the Consumer Price Index. The Compensation Committee can but is not required to increase Dr. Grodman’s compensation at the end of any fiscal year based upon his and the Registrant’s performance. The Employment Agreement also provides Dr. Grodman with business use of an automobile leased by the Registrant and participation in any fringe benefit and bonus plans available to the Registrant’s employees, to the extent determined by the Compensation Committee.

Pursuant to the Employment Agreement and an “Endorsement Split-Dollar Life Insurance Agreement” approved by the Compensation Committee and the Board of Directors, the Registrant agreed to continue to pay the annual premium of approximately $70,000 on a life insurance policy on Dr. Grodman’s life during the period of his full-time employment by the Registrant. The Registrant is the sole owner of the policy and of its net cash surrender value, but in the event of Dr. Grodman’s death while serving as a full-time employee of the Registrant, the Registrant will be entitled to be paid that amount of the death proceeds equal to its interest in the policy (the aggregate amount of premiums paid by the Registrant with respect to the policy less the amount of any loans from the insurer to the Registrant against the cash value or policy proceeds) and Dr. Grodman’s designated beneficiaries will be entitled to be paid any balance of the death proceeds.

The Employment Agreement contains provisions governing the event of the Employee’s partial or total disability and provides for termination for cause or in the event of Dr. Grodman’s death. Dr. Grodman has the right to terminate the Employment Agreement in the event of a material change in his duties and responsibilities, the relocation of the Registrant’s principal executive offices from Elmwood Park, New Jersey to a location more than fifty miles distant and a material breach of the Employment Agreement by the Registrant (including a reduction in Dr. Grodman’s benefits under the agreement.)

In the event of a Change in Control of the Registrant, Dr. Grodman can elect to terminate the Employment Agreement. In such event, he shall be entitled to be paid a lump sum Severance Payment equal to 2.99 times the average of his annual compensation paid by the Registrant and includable in his gross income for federal income tax purposes for the five calendar years preceding the earlier of the calendar year in which the Change of Control occurred or the calendar year of the Date of Termination.

The foregoing is merely a summary of the significant terms of the Employment Agreement and is qualified in its entirety by the provisions of the Employment Agreement attached hereto.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

	10.2	Employment Agreement dated as of November 1, 2004 between the Registrant and Marc Grodman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIO-REFERENCE LABORATORIES, INC.

Dated:	December 9, 2004	By	s/	Howard Dubinett
Howard Dubinett
Executive Vice President